EXHIBIT 5.1

                [Letterhead of Cadwalader, Wickersham & Taft LLP]






                                January 31, 2006



Wells Fargo Asset Securities Corporation
7430 New Technology Way
Frederick, Maryland  21703

Ladies and Gentlemen:

            We have acted as your counsel in connection with the registration statement (File No. 333-129159) filed with the Securities and Exchange Commission (the "Commission") on October 20, 2005, as amended by Pre-Effective Amendment No. 1 filed with the Commission on December 21, 2005, Pre-Effective Amendment No. 2 filed with the Commission on January 24, 2006 and Pre-Effective Amendment No. 3 filed with the Commission on the date hereof (as amended, the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement covers Mortgage Pass-Through Certificates ("Certificates") to be sold by Wells Fargo Asset Securities Corporation (the "Company") in one or more series (each, a "Series") of Certificates. Each Series of Certificates will be issued under a separate pooling and servicing agreement (each, a "Pooling and Servicing Agreement") among the Company, a trustee (a "Trustee") to be identified in the Prospectus Supplement for such Series of Certificates and Wells Fargo Bank, N.A., as master servicer (the "Master Servicer"). A form of Pooling and Servicing Agreement is included as an exhibit to the Registration Statement. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Registration Statement.

            In rendering the opinion set forth below, we have examined and relied upon the following: (i) the Registration Statement, the Prospectus and the form of Prospectus Supplement constituting a part thereof, each substantially in the form filed with the Commission, (ii) the form of the Pooling and Servicing Agreement, substantially in the form as filed with the Commission and (iii) such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

            Based on the foregoing, we are of the opinion that when a Pooling and Servicing Agreement for a Series of Certificates has been duly and validly authorized, executed and delivered by the Company, a Trustee and the Master Servicer, and the Certificates of such Series


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have been duly executed, authenticated, delivered and sold as contemplated in the Registration Statement, such Certificates will be legally issued, fully paid and non-assessable.

            We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus and the form of Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                    Very truly yours,

                                    /s/ Cadwalader, Wickersham & Taft LLP